Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 14, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of America’s Car-Mart, Inc. on Form 10-K for the year ended April 30, 2026. We consent to the incorporation by reference of said reports in the Registration Statements of America’s Car-Mart, Inc. on Forms S-8 (File Nos. 333-139269, 333-139270, 333-208414, 333-208416, 333-227856, 333-227857, 333-274783 and 333-282179) and Form S-1 (File No. 333-292641).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
July 14, 2026